Exhibit 10.43

TRANSITION AGREEMENT

This Transition Agreement (this “Agreement”), is made by and between Gregory J. Mossinghoff, an individual (“Mr. Mossinghoff”), and Inspire Pharmaceuticals, Inc. (“Inspire”) (Mr. Mossinghoff and Inspire to be hereinafter referred to individually as a “Party” and collectively as the “Parties”).

BACKGROUND

WHEREAS, Mr. Mossinghoff has been employed by Inspire since June 1998 in various capacities and currently holds the position of President of Inspire, employed “at will” and subject to termination at any time and for any reason, with or without notice or cause;

WHEREAS, the Parties acknowledge that Mr. Mossinghoff has submitted a letter of resignation (“Letter of Resignation”) stating that he wishes to separate from employment with Inspire effective as of June 30, 2005; and

WHEREAS, Inspire wishes to change Mr. Mossinghoff’s “at-will” employment status and guarantee him employment for a period which may be terminated by Inspire only “for cause”, commencing upon the “Effective Date” defined within this Agreement and ending on June 30, 2005 (the “Transition Period”); and

WHEREAS, the Parties wish to confirm the exclusive terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual commitments set forth in this Agreement, inclusive of Mr. Mossinghoff’s change of “at-will” status and guarantee of employment during the Transition Period, and intending to be legally and forever bound, Inspire and Mr. Mossinghoff agree as follows:

TERMS

1. Definitions.

(a) The term “Stock Options”, shall mean the outstanding stock options issued to Mr. Mossinghoff by Inspire pursuant to the Stock Plan (as hereinafter defined) and listed on the attached “Schedule A”.

(b) The term “Stock Plan” shall mean Inspire’s Amended and Restated 1995 Stock Plan, as amended.

(c) The term “Execution Date”, as used throughout this Agreement, shall mean the date Mr. Mossinghoff executed this Agreement, as set forth below under Mr. Mossinghoff’s signature on the final page of this Agreement.

(d) The term “Effective Date” shall have the meaning assigned to such term in Paragraph 4(c) of this Agreement.

(e) All other capitalized or bolded terms shall have the meanings assigned to such terms within the text of this Agreement.

2. Benefits to be Conferred upon Mr. Mossinghoff in Consideration of this Agreement.

(a) In exchange for and in consideration of Mr. Mossinghoff’s promises, covenants and general release stated herein, Inspire agrees to employ Mr. Mossinghoff in the capacity of President from the Effective Date through and including June 30, 2005 (defined herein as the “Transition Period”), under the following conditions:

(i) In the capacity of President, Mr. Mossinghoff shall diligently perform such duties and obligations in such manner and at such location(s) as may be reasonably assigned to Mr. Mossinghoff from time to time by the Chief Executive Officer of Inspire.

(ii) During the Transition Period, Inspire agrees to compensate Mr. Mossinghoff at his current base salary rate, payable in accordance with Inspire’s customary payroll schedule, at all times during Mr. Mossinghoff’s continued employment with Inspire.

(iii) At all times during his continued employment with Inspire, Mr. Mossinghoff shall be covered by such major medical, health benefit, disability insurance benefit, 401(k), and pension plans made available generally by Inspire to its employees. Further, during his continued employment with Inspire throughout the Transition Period, Mr. Mossinghoff will be provided such other employee benefits as are made available generally by Inspire to its employees, except for any bonus payments which would be paid under any policy or practice of Inspire. Mr. Mossinghoff shall also be reimbursed by Inspire, in accordance with its discretionary policies, which may be changed from time to time, for ordinary and reasonable business expenses that are approved by the Chief Executive Officer of Inspire in advance.

(iv) Mr. Mossinghoff’s employment with Inspire during the Transition Period shall be changed from that of an “at-will” employee and, pursuant to this Agreement, may be terminated by Inspire’s Board of Directors “for cause” only, which shall mean exclusively: (A) Mr. Mossinghoff’s conviction from which no further appeals may be taken for, or plea of nolo contendere to, a felony or a crime involving moral turpitude, (B) Mr. Mossinghoff’s commission of a breach of fiduciary duty involving personal profit in connection with his employment by Inspire, (C) Mr. Mossinghoff’s commission of an act which the Board of Directors of the Company shall reasonably have found to have involved willful and material misconduct on the part of Mr. Mossinghoff in the conduct of his duties hereunder, (D) chronic alcoholism or any other form of addiction on the part of Mr. Mossinghoff that impairs his ability to perform the essential functions of his job, provided that such termination shall be made in accordance with any applicable laws, inclusive of the Americans with Disabilities Act of 1990, 42 U.S.C. §12101, et. seq., or (E)

Mr. Mossinghoff’s material breach of any material provision of this Agreement which remains uncured for a period of ten (10) days following notice by Inspire. With respect to the matters set forth in subsections (C), (D) and (E) hereof, the Board of Directors of Inspire may not terminate Mr. Mossinghoff’s employment unless Mr. Mossinghoff has first been given notice of the conduct forming the cause for such termination and an opportunity to explain such conduct to the Board of Directors or a committee thereof.

(b) In further consideration of this Agreement, and presuming that Mr. Mossinghoff has faithfully executed the duties and obligations of his employment with Inspire and continued in Inspire’s employment through the expiration of the Transition Period, Inspire agrees to present and offer to Mr. Mossinghoff, on or about June 30, 2005 or at such time as his employment with Inspire ends, a Separation Agreement and General Release (which shall include an offer of a severance payment in the gross amount of five thousand dollars ($5,000)) for Mr. Mossinghoff’s consideration, acceptance and execution thereafter in accordance with its terms, which Separation Agreement and General Release shall contain release of claim language that is substantially similar to the release of claim language contained in this Agreement.

(c) In further consideration of this Agreement, Inspire also agrees that in the event Mr. Mossinghoff dies or becomes legally incompetent prior to the expiration of the Transition Period (June 30, 2005), Inspire will offer to Mr. Mossinghoff’s estate, legal guardian or representative, for consideration, acceptance and execution thereafter in accordance with its terms, an agreement to provide the major medical and health benefits to Mr. Mossinghoff’s dependents as are made available generally by Inspire to the dependents of its employees. In exchange for the aforementioned benefits, the agreement offered to Mr. Mossinghoff’s estate, legal guardian or representative will include (and receipt of the medical and health benefits will be contingent upon) the execution of a release of claims by Mr. Mossinghoff’s estate substantially similar to that contained in Paragraph 3 of this Agreement.

(d) In the event Mr. Mossinghoff accelerates his resignation or otherwise voluntarily leaves Inspire’s employment prior to June 30, 2005, payment of compensation to Mr. Mossinghoff shall cease effective as of the date of any such separation. All other benefits, to the extent not explicitly addressed within this Agreement, shall be paid in accordance with Inspire’s discretionary practices.

3. General Release of Claims

(a) Through his execution of this Agreement, Mr. Mossinghoff, for full and adequate consideration as recited above, and on behalf of himself, his spouse, dependents, heirs, estate, executors, family members, successors, assigns, administrators, agents and representatives, hereby unconditionally releases and forever discharges Inspire, and their present and former successors and assigns, affiliates, parents, members, subsidiaries, partnerships, divisions and related persons or entities, as well as the present and former officers, directors, members, owners, shareholders, principals, partners, consultants, in-house and outside attorneys, insurance carriers, agents and employees of all of these persons or entities, individually and in their official capacities, and any of their pension, retirement, 401(k), stock ownership, stock appreciation, stock option, profit sharing plans, the Stock Plan, and any other employee benefits plans as well as the administrators, trustees, fiduciaries, employees, attorneys, insurance carriers, agents and parties-in-interest of any such plans, whether formerly or presently sponsored or maintained by any of the above-described Persons or entities (each of the foregoing a “Released Party”, and hereinafter collectively referred to as the “Released Parties”), from all of the following claims, prayers for relief, causes of action or alleged damages and all obligations or duties, whether real or perceived, fixed or contingent, accrued or unaccrued, which arose or existed on or before the Effective Date:

(i) any and all claims, issues, prayers for relief and any other causes of action including, but not limited to, all claims relating to common law tort, harassment, retaliation, promissory or equitable estoppel, negligence, wrongful or constructive discharge, defamation, tortious interference with economic advantage, negligent or intentional infliction of emotional distress, invasion of privacy, breach of any express or implied agreement, contract, policy or other understanding, breach of any covenant of good faith and fair dealing, breach of public policy, loss of consortium, fraud, battery, assault, medical, physical, emotional and psychological injuries or damages, including all claims for attorneys’ fees and costs; and

(ii) any and all claims, issues, prayers for relief, causes of action or damages Mr. Mossinghoff has or may ever have against any Released Party, including all claims whether known or unknown, which Mr. Mossinghoff has or could claim on or before the Effective Date. This release includes, without limitation, all claims arising during Mr. Mossinghoff’s employment or as a result of his resignation and all claims arising under federal, state, or local laws prohibiting employment discrimination based upon age, race, sex, religion, handicap, national origin, or any other protected characteristic, including, but not limited to, the Equal Pay Act of 1963, 29 U.S.C. §206(d) (the “EPA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e, et seq., (“Title VII”), the Family and Medical Leave Act of 1993, 29 U.S.C. §2611, et seq., the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), et seq. (the “OWBPA”), the Age Discrimination in Employment Act of 1967, as amended, 42 U.S.C. §621, et seq. (the “ADEA”), the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001, et. seq. (“ERISA”), the Rehabilitation Act of 1973, 29 U.S.C. §701, et. seq., the Fair Labor Standards Act, 29 U.S.C. §215(a)(3), et. seq. (“FLSA”), the Americans with Disabilities Act of 1990, 42 U.S.C. §12101, et. seq. (the “ADA”), the Civil Rights Act of 1990, 42 U.S.C. §§1981, 1983, 1985 and 1988, the North Carolina Equal Employment Practices Act, N.C. Gen. Stat. §§143-422.2 (1988), the United States Constitution, North Carolina’s State Constitution, North Carolina’s Wage and Hour and Wage Payment Laws, N.C. Gen. Stat. §§95-25.20, 241, §95-252, §95-243, §95-25.7, §§95-25.7-25.13 (1997), §95-25.2(16) (1988), et seq., and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.(“WARN”).

(iii) any and all claims, issues, prayers for relief or causes of action relating to any form of employee benefit or employment benefit plan, understanding or agreement, including but not limited to medical, accident, dental, pension, retirement, stock, stock appreciation, the Stock Options, incentive, severance, salary continuation, deferred compensation, short term or long term disability, life or dependent life insurance or other insurance, salary enhancement, bonus, profit sharing or 401(k) plan benefits, commissions, bonuses, the Stock Plan, or other benefits arising from Mr. Mossinghoff’s participation in, or eligibility to participate in, any employee benefit or fringe plans, understandings or agreements attendant to his employment by any Released Party; however, nothing in this Agreement shall be construed to deny Mr. Mossinghoff the right to exercise the stock options that have already vested or will vest during the Transition Period, as set forth on Schedule A; provided, further, that Mr. Mossinghoff acknowledges and agrees that he shall continue to remain subject to applicable laws, rules and regulations of the Securities and Exchange Commission as well as Inspire’s Insider Trading Policy, as it may be amended from time to time, including all “black-out” periods declared in accordance with the Insider Trading Policy; and

(iv) any and all pending or potential claims, demands, issues, or causes of action that Mr. Mossinghoff has, or may have, and of whatever kind or nature, whether known or unknown, against the Released Parties arising or existing on or before the Effective Date.

(b) Mr. Mossinghoff acknowledges that his waivers and releases under this Agreement specifically include any and all claims for attorneys’ fees and costs incurred for any reason. Mr. Mossinghoff further understands that the laws listed above in Paragraph 3(a) and its subparts give him important remedies that relate to claims that he may have arising out of or relating to his employment by, or separation from employment from, any Released Party, and he freely and voluntarily gives up these remedies and claims after having had the opportunity to consult with legal counsel.

(c) Following his execution of this Agreement, and upon the Effective Date hereof, Mr. Mossinghoff, for full and adequate consideration as recited above, and on behalf of himself, his spouse, dependents, heirs, estate, executors, family members, assigns, agents and representatives, hereby agrees not to file a lawsuit or claim against any of the Released Parties in any court of the United States, any state or district thereof, or with any arbitration panel, concerning any claim, demand, issue or cause of action covered by this Agreement. This Agreement shall be a complete defense to any such lawsuit or claim. Notwithstanding any other language in this Agreement, the parties understand that this Agreement does not prohibit Mr. Mossinghoff from: (i) filing an administrative charge of alleged employment discrimination under Title VII, the ADEA, the ADA or the EPA; (ii) filing an action to enforce the terms of this Agreement; or (iii) filing an action under the OWBPA, seeking to challenge the validity of Mr. Mossinghoff’s release of claims under the ADEA provided; however, if this Agreement is found invalid under the OWBPA, the Released Parties shall retain any and all rights to offset, recoupment or restitution of benefits paid hereunder in accordance with applicable law. In addition, regarding Mr. Mossinghoff’s right to file administrative charges under this Paragraph, Mr. Mossinghoff expressly waives his right to and assigns to Inspire any monetary or other individual recovery, should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment by, and/or separation from employment with any of the Released Parties. Mr. Mossinghoff acknowledges that by signing this Agreement, he will have waived any right he may have had to bring a lawsuit or obtain an individual recovery in the event that an administrative agency were to pursue a claim against any of the Released Parties based on any conduct by any of them up to the date of Mr. Mossinghoff’s execution of this Agreement, and that Mr. Mossinghoff will have released and discharged the Released Parties of any and all claims of any nature arising up to the date he has executed this Agreement.

(d) Mr. Mossinghoff agrees, acknowledges and warrants that the consideration granted through this Agreement, including the change in his employment status and provision of a contract of employment to be terminated only “for cause” as set forth herein, is in excess of, and substantially greater than, any benefits, payments or other consideration to which he may be presently entitled from Inspire or any other Released Party, including, but not limited to, those arising: (i) pursuant to any express or implied agreement, contract, understanding or policy or practice, and (ii) under any prior or current agreements, representations, policies, practices or employee benefit plans, and that such consideration constitutes good and adequate consideration in exchange for his promises, covenants, waivers and releases herein contained.

4. Other Provisions.

(a) Mr. Mossinghoff acknowledges that he has had the opportunity to review and consider this Agreement for twenty-one (21) days, and that any material or immaterial changes to this Agreement will not restart the running of the twenty-one (21) day period. Mr. Mossinghoff also acknowledges and agrees that, by this writing, he has been advised to seek the guidance and advice of legal counsel in considering the terms and effect of this Agreement, and that he has been provided with the opportunity to do so prior to executing this Agreement. Mr. Mossinghoff also acknowledges by signing this Agreement that he has carefully read this Agreement, that he understands completely its contents, that he has had an opportunity to have an attorney explain those contents to him, and that he has executed this Agreement of his own free will, act and deed.

(b) To the extent Mr. Mossinghoff signs this Agreement prior to the expiration of the twenty-one (21) day period and delivers an executed original to Inspire’s Chief Executive Officer,

he additionally acknowledges and warrants that he has voluntarily and knowingly waived the twenty-one (21) day review period and that the decision to accept such a shortened period of time is not induced by Inspire or any Released Party through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the twenty-one (21) day time period, or by providing different terms to workers who sign releases prior to the expiration of such time period.

(c) Mr. Mossinghoff understands and expressly agrees that, following his execution of this Agreement, he shall have a period of seven (7) days during which time he may revoke the Agreement by delivering written notification to Inspire’s Chief Executive Officer no later than the close of business on the seventh (7th) calendar day after he signs it. If Mr. Mossinghoff timely revokes this Agreement, this Agreement will not be effective and enforceable and he will not receive the benefits described herein. However, this Agreement shall be forever binding and enforceable once the seven (7) day period has expired. For purposes of this Agreement, the term “Effective Date” referenced throughout this Agreement, shall mean the eighth (8th) calendar day after Mr. Mossinghoff executes this Agreement and Inspire receives an effective, unrevoked original copy.

(d) Mr. Mossinghoff further acknowledges and agrees that he has not been provided any legal or other advice by any of the Released Parties or their legal counsel regarding the tax or withholding consequences of this Agreement, or the consideration hereunder, pursuant to federal, state, or local tax or withholding laws or regulations. Mr. Mossinghoff further holds the Released Parties and their counsel harmless from and indemnifies them for any costs, fines or penalties, including defense counsel fees, as a result of such laws or regulations even if such tax or withholding consequences were not foreseeable at the time he executed this Agreement.

(e) Mr. Mossinghoff expressly warrants and agrees that no promise or inducement has been offered to him except as set forth herein, that this Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior oral or written agreements, contracts, policies, practices, plans, representations and understandings between the Parties hereto with respect to same. Notwithstanding the foregoing, the Parties agree that the Agreement, dated as of March 29, 2004, by and between Inspire and Mr. Mossinghoff, regarding circumstances arising from the possibility of a change in control of Inspire, is hereby terminated in its entirety. Furthermore, notwithstanding anything to the contrary in this section, nothing in this Agreement shall be construed to supplant, supersede, modify, alter or replace the terms of the Employee Confidentiality, Invention Assignment and Non-Compete Agreement between Inspire and Mr. Mossinghoff dated February 4, 2000.

(f) This Agreement may only be changed, altered or modified by a written document executed by all Parties which expressly references and attaches a copy of this Agreement.

(g) Notwithstanding anything to the contrary contained in this Agreement, Mr. Mossinghoff shall be permitted to seek and interview for other employment and business opportunities during the Transition Period so long as in doing so Mr. Mossinghoff does not violate: (1) the terms of this Agreement; (2) the terms of any other agreement between the Parties; or (3) any other fiduciary obligations Mr. Mossinghoff owes to Inspire under law.

5. Confidentiality.

(a) Mr. Mossinghoff acknowledges and agrees that, as a material and indivisible part of the consideration for this Agreement, he warrants and represents that he will not disclose, discuss or communicate with any person or entity any information or opinion concerning alleged claims that Mr. Mossinghoff might have raised or damages that he might have alleged if he had not given the general release of the Released Parties set forth in Paragraph 3 of this Agreement, including all of its sub-parts. However, nothing in this Agreement shall prohibit Mr. Mossinghoff from disclosing such information or opinion to his attorneys, his spouse, or as may be reasonably required by his tax advisors, provided that such tax advisors are persons or entities that regularly provide such advice to the general public on an ongoing basis and provided those individuals are instructed not to further disclose the terms.

(b) Mr. Mossinghoff further warrants and represents to Inspire, as of the Execution Date, that: (i) he will treat all information and matters, whether oral or written, relating to Inspire’s business as the confidential and proprietary information of Inspire (the “Confidential Information”) as defined in his Confidentiality, Incentive Assignment and Non-Compete Agreement, dated February 4, 2000 (the “Confidentiality Agreement”) and (ii) that he will abide by the terms and conditions of such Confidentiality Agreement, which remain in full effect, notwithstanding any of the terms of this Agreement.

(c) Mr. Mossinghoff further agrees that he is barred from seeking to introduce this Agreement (and the release required pursuant to Paragraph 3 hereof) into evidence during any arbitration hearing, or any federal, state court or administrative proceeding, except to challenge its validity under the OWBPA or to prove or enforce its terms, as this Agreement is not in any way an admission by the Released Parties that they breached any legal duty owed to Mr. Mossinghoff or that they are liable to Mr. Mossinghoff in any way.

(d) Should Mr. Mossinghoff hereinafter be subjected to a court order or other compulsory process to compel the disclosure of any Confidential Information or agreement, Mr. Mossinghoff shall immediately notify the Released Parties or their legal counsel of such order or process and consent to their intervention in the matter to seek to prevent such disclosure.

(e) Within fourteen (14) calendars days of June 30, 2005, Mr. Mossinghoff shall return all copies of the Confidential Information, including but not limited to any and all customer lists,

client lists, investor lists, computer-stored data, disks, plans, reports, financial projections, business plans, engineering studies, contracts, agreements, letters, files, or other information that relates to the business, management or administration of Inspire or any of its principals, officers, directors and employees, that may be in his possession as of the such date. Mr. Mossinghoff shall not retain any originals of such Confidential Information and other materials without the prior written consent of Inspire.

(f) Mr. Mossinghoff acknowledges and agrees that Inspire may be obligated, pursuant to the rules and regulations of the Securities Exchange Act of 1934, as amended, to file a copy of this Agreement with the Securities and Exchange Commission and that Inspire shall be permitted to file this Agreement with the Securities and Exchange Commission if it determines, in its sole discretion, that such a filing is necessary or appropriate.

6. Cooperation. Mr. Mossinghoff agrees to cooperate fully with the reasonable requests of Inspire during the Transition Period.

7. Breach. In the event of an actual or alleged breach of the terms of this Agreement by Mr. Mossinghoff, Inspire may commence an action against Mr. Mossinghoff for damages, and also for equitable relief seeking to prevent future breaches or to ameliorate the impact of any prior breach. In the event that any such action is commenced, the remaining provisions of this Agreement shall remain in full force and effect at the sole option of Inspire.

8. Non-Disparagement. Mr. Mossinghoff agrees that he shall not, now or ever in the future, publicly or privately, in any way make any disparaging or otherwise inflammatory remarks about Inspire, its officers, principals, agents or employees, or the conduct, operations or business practices, policies or procedures of Inspire to any third parties. In addition, Inspire agrees that its executive officers and directors shall not, now or ever in the future publicly or privately, in any way, make any disparaging or otherwise inflammatory remarks about Mr. Mossinghoff to any third parties.

9. Governing Law. The parties agree that this Agreement is to be construed under the laws of the State of North Carolina, except to the extent of preemption by federal law, and without regard to choice of law rules.

10. Interpretation. The Parties agree that the terms of this Agreement are severable, and that if any term herein is found unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect. The Parties further agree that the terms of this Agreement shall not be construed against the drafter in any respect, as the terms stated herein were reached after arms-length negotiations. Further, no action shall be filed by any Party to enforce this Agreement until written demand is made to the other Party specifying the nature of the relief requested and the nature of the dispute, and after that Party has been provided with a reasonable opportunity of not less than ten (10) business days to provide a written response to such written demand (except in the case of any breach of confidentiality or restrictive covenants upon Mr. Mossinghoff), with the exception of any action for equitable relief which may be filed immediately by either Party without providing advance written notice or awaiting a written response to same.

11. Use of Subheadings. The use of subheadings is merely for the convenience of the parties and has no operative effect on the terms and conditions of this Agreement.

12. Assignment. Mr. Mossinghoff may not assign his rights or obligations, in whole or in part, under this Agreement. This Agreement may be freely assigned by Inspire without restriction, and without notice to or the consent of Mr. Mossinghoff. This Agreement shall be binding upon, and shall inure to the benefit of, Inspire’s successors and assigns.

13. No Other Proceedings. Each Party represents that he/it has no pending legal or administrative claims against the other Party and that he/it has not filed any actions in any forum against the other Party.

14. No Undue Influence. Mr. Mossinghoff warrants that he has not been subject to any undue or improper influence interfering with the exercise of his free will in deciding whether to execute this Agreement.

15. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned, upon receipt of the original or faxed copy of the counterpart signed by the other Party.

16. Notices. All notices, requests and other documents that are required by this Agreement to be communicated in writing shall be hand-delivered to the Parties, or mailed by registered or certified mail, return receipt requested, postage prepaid, or delivered by overnight courier, with signature required upon delivery, addressed as follows:

If to Inspire:

Inspire Pharmaceuticals, Inc.

4222 Emperor Boulevard, Suite 200

Durham, North Carolina 27703-8466

Attn: Chief Executive Officer

If to Mr. Mossinghoff:

Gregory J. Mossinghoff

2108 Summer Azure Way

Raleigh, NC 27613

All notices required by this Agreement shall be deemed to have been delivered to, and received by, the addressee as of the date that such addressee accepts such delivery by signing a receipt therefore.

IN WITNESS WHEREOF, intending to be forever legally bound hereby, the Parties have executed this Agreement, being of eleven (11) pages in length, exclusive of Schedule A, as of the Execution Date listed below.

Inspire Pharmaceuticals, Inc.

By:	/s/ Christy L. Shaffer

By:	/s/ Mary B. Bennett

/s/ Gregory Mossinghoff
Gregory Mossinghoff

Executed as of October 28, 2004

(the “Execution Date”)

Schedule A

Inspire Pharmaceuticals, Inc.

Stock Option Grants to

Gregory J. Mossinghoff

Option No.	Grant Date	Type	Strike Price	Total Shares Underlying Option*
00000077	12-Oct-99	ISO	$0.84	71,428
NQ000035	3-Aug-00	NQ	12.00	85,714
00000141	1-Jun-01	ISO	13.65	5,000
NQ000052	4-Jun-02	NQ	2.76	30,000
NQ000055	4-Jun-02	NQ	2.76	100,000
00000404	15-Oct-03	ISO	20.30	18,116
00000405	15-Oct-03	NQ	20.30	3,634

*	Reflects the total number of shares underlying the option, without regard to vesting and exercisability. Vesting and exercisability differs from option to option and is not accelerated or otherwise amended as a result of this Agreement.